EXHIBIT 4.14

SECOND AMENDMENT TO THE
FIRSTWAVE TECHNOLOGIES, INC.
EMPLOYEE STOCK PURCHASE PLAN

               THIS SECOND AMENDMENT is made as of the 30th day of June 1998, by FIRSTWAVE TECHNOLOGIES, INC. (the “Company”), a corporation duly organized and existing under the laws of the state of Georgia.

WITNESSETH:

               WHEREAS, the Company desires to amend the Plan to reflect a change in the determination of the option price.

               NOW, THEREFORE, the Plan is hereby amended, effective immediately, as follows:

1.	By deleting “lower of” and “(I) Beginning Date, or (II)” in Step 2 of Section 7(a)

2.	By deleting “the lower of (i) 85% of the fair market value of the shares on the Beginning Date, or (ii) in Section 7 (b)

Except a specifically amended hereby, the Plan shall remain in full force and effect as prior to this Second Amendment.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to be executed on the day and year first above written.

FIRSTWAVE TECHNOLOGIES, INC.

By:	/s/ Richard T. Brock

Richard T. Brock Chairman of the Board